Dear Subscriber:

We regret to inform you that our board of directors has decided to withdraw our securities registration statement, meaning that we will not continue with our membership unit offering. Therefore, all subscriptions for membership units we have received thus far will be rejected (with subscription proceeds returned to subscribers), and we will not pursue construction or development of our planned 55 million gallon per year ethanol plant. We expect to file a formal withdrawal of our registration statement within the next several days with the United States Securities and Exchange Commission and with each state in which we registered our offering.

We would like to express to you our sincere thanks for your support, patience, and willingness to move forward with our management team and our planned project. We are obviously disappointed that we will not be able to bring the project to fruition, but raising the needed capital proved extremely difficult in the current economic environment.

Within the next 30 days, you will receive a check for the principal amount of your Prairie Creek Ethanol investment deposited in our escrow account under your name, plus your share of any interest earned on our escrowed funds, from our escrow agent, Iowa State Bank of Algona. The fee we owe to the escrow agent for its services will not be paid from the principal deposited in or the interest earned on the escrow account. In addition, within 30 days the Subscription Agreement and accompanying Promissory Note and Security Agreement you signed and submitted to us in connection with your subscription will be returned to you. Please note that once we reject your subscription, you will no longer be obligated to pay us the amount due pursuant to the Promissory Note and Security Agreement.

Once again, we sincerely thank you for your interest in our company and our project. If you have any questions, please feel free to contact any of our directors or members of our management team.

This communication is neither an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful under the securities laws of any such state.

This communication contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our expected future operations and actions.  These forward-looking statements are only our predictions based upon current information and involve numerous assumptions, risks and uncertainties.  Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission.   We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication.  We qualify all of our forward-looking statements by these cautionary statements.